Filed Pursuant to Rule 433
Registration Statement No. 333-137902

Transcript of Dr. Bob Froehlich Videocast on DWS Scudder
Structured Note Website

DR. BOB:
01:23:39;00	Hello. I'm Dr. Bob Froehlich, vice chairman of DWS Scudder. I want to welcome you to our new structured notes web-site.
DR. BOB:
01:23:59;05
DWS Scudder believes that structured products, such as structured notes, are playing an ever growing role in generating returns as well as in assisting investors with managing portfolio risk and portfolio volatility.

DR. BOB:
01:24:25;01	Indeed, financial professionals have identified structured products as an increasingly important tool for their clients.

DR. BOB:
01:24:43;08	On our new web-site, you're going to find a wealth of information about our structured products, both educational and product specific.

DR. BOB:
01:25:22;13	We hope that you find our new web-site informative and I want you to make it an essential part of your financial tool kit.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and any other document that Deutsche Bank AG has filed with the SEC relating to such offering for more complete information about Deutsche Bank AG and the offering of any securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in the offering will arrange to send you the prospectus, prospectus supplement, as well as any product supplement, pricing supplement or term sheet if you request it by calling toll-free 1-800-311-4409.